Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Ascend Wellness Holdings, Inc. and subsidiaries (the “Company”) of our report dated March 10, 2022, relating to the consolidated financial statements of the Company as of December 31, 2021 and for the year ended December 31, 2021, which report appears in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021.
We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ Macias Gini & O’Connell LLP

San Francisco, California November 22, 2022